Exhibit 99.1

www.avanex.com

Avanex Announces Second Quarter Fiscal 2006 Financial Results

FREMONT, Calif. – Feb. 8, 2006 – Avanex Corporation (Nasdaq:AVNX), a pioneer of intelligent photonic solutions that enable next-generation optical networks, today reported financial results for its second fiscal quarter ended Dec. 31, 2005.

Net revenue in the second fiscal quarter was $36.1 million, compared with $41.2 million in the prior quarter and $41.9 million in the second fiscal quarter of the prior year.

The company reported a net loss of $13.4 million or a net loss of $0.09 per share in the second quarter, an improvement over the net loss of $16.9 million or the net loss of $0.12 per share in the prior quarter and the net loss of $24.4 million or the net loss of $0.17 per share in the second fiscal quarter of the prior year. Excluding certain items, non-GAAP net loss for the second fiscal quarter of 2006 was $9.3 million or a net loss of $0.06 per share, compared with a net loss of $14.7 million or a net loss of $0.10 per share in the prior quarter. The non-GAAP net loss excludes amortization of intangibles, restructuring charges, stock-based compensation and other non-recurring items totaling $4.2 million. The non-GAAP net loss in the second fiscal quarter a year ago, with the same adjustments, was $17.5 million. Gross margins in the second quarter were 7 percent, an increase of two percentage points over the prior quarter gross margins of 5 percent, and an increase of 13 percentage points over the second fiscal quarter of the prior year.*

“Gross margins improved for the fourth consecutive quarter and are up 13 percentage points from the same quarter in the prior year, operating expenses declined sequentially and we significantly reduced our cash burn by $14 million compared to the prior quarter,” said Jo Major, president and CEO of Avanex. “Although we encountered operational issues during the transfer of manufacturing to lower-cost contract manufacturing, which resulted in a disappointing decrease in revenue, we continued to make progress toward our overall goals and improving our operating results,” said Major.

Fiscal Second Quarter Highlights

•	Achieved gross margin of 7 percent, a sequential improvement of 230 basis points from the prior quarter and up 1,327 basis points from the same period in the prior year

•	Reduced sales and marketing, research and development, and general and administrative expenses by $3.4 million from the prior quarter

•	Reduced cash burn to $6 million from $20 million in the first fiscal quarter

•	Fully exited manufacturing from the Erwin Park, NY facility

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Avanex Reports Q2 Fiscal 2006 Results

Feb. 8, 2006

Post-Quarter Highlights

•	Completed the majority of the transfer of manufacturing operations and test and assembly in Italy and France to lower cost centers in Asia

•	The Shanghai development center began product support on transponders

•	Exited a 270,000-square-foot facility in Erwin Park, N.Y. and relocated development to a 15,000-square-foot facility in Elmira, N.Y.

Improving Liquidity

Beyond underlying operational improvements, the company expects approximately $13 million in liquidity improvements over the next three quarters, resulting from the agreements reached in prior quarters, which include rent and facilities credits, prepayments from key customers and the redemption of French tax credits.

Avanex renegotiated some leases at the company’s French subsidiary that will reduce the company’s future cash obligations. Avanex is reviewing the accounting for these leases and to date the accounting has not been finalized. The accounting for these leases will not impact the company’s current or future cash flow, revenue or results of operations.

Q3 FY 2006 Outlook

Revenue is expected to be in the range of $36 million to $40 million in the fiscal third quarter. Gross margins are expected to increase, based on continued cost improvements.

Conference Call

Avanex will host a conference call today, Feb. 8, 2006, at 1:30 p.m. PT; 4:30 p.m. ET. The number for the conference call is 210.835.2510, and the password is “Avanex.” To listen via the Internet, please log on to www.avanex.com. A replay of the conference call will be available until Feb. 16, 2006 at 203.369.0356 or online at www.avanex.com under “Investors/Audio Archives.”

About Avanex

Avanex Corporation is a leading global provider of Intelligent Photonic Solutions(TM) to meet the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. These solutions enable or enhance optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, amplification, and include network-managed subsystems. Avanex was incorporated in 1997 and is headquartered in Fremont, Calif. Avanex also maintains facilities in Elmira, N.Y.; Shanghai, China; Nozay, France; San Donato, Italy; and Bangkok, Thailand. To learn more about Avanex, visit our Web site at: www.avanex.com.

Forward-looking Statements

This press release contains forward-looking statements including forward-looking statements regarding cost reduction and restructuring measures, the transfer of manufacturing operations to lower cost regions, expected third fiscal quarter operating results, reductions in the company’s expenses and improvements in the company’s liquidity, the company’s competitive position, product development efforts and changes in the market for the company’s products. Actual

Avanex Reports Q2 Fiscal 2006 Results

Feb. 8, 2006

results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include general economic conditions, the pace of spending and timing of economic recovery in the telecommunications industry and in particular the optical networks industry, the company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, problems or delays in integrating the businesses acquired from Alcatel, Corning and Vitesse Semiconductor, or in reducing the cost structure of the combined company, the company’s inability to achieve the anticipated benefits of the acquired businesses, to effect its restructuring goals or to successfully transfer manufacturing operations to lower cost regions, any slowdown or deferral of new orders for products, higher than anticipated expenses the company may incur in future quarters or the inability to identify expenses which can be eliminated.

Finally, please refer to the risk factors contained in the company’s SEC filings including the company’s Annual Report on Form 10-K filed with the SEC on Sept. 28, 2005 and Form 10-Q filed with the SEC on Nov. 14, 2005.

Avanex assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

*	Details on the items excluded from non-GAAP net loss and non-GAAP net loss per share are available in the table entitled, “Reconciliation of GAAP Net Loss to Non-GAAP Net Loss,” following the accompanying financial statements.

Contact Information

Investor Relations:

Maria Riley

650-470-0200

maria@stapleton.com

Avanex Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data

(Unaudited)

	Three Months Ended December 31, 2005	Three Months Ended December 31, 2004	Three Months Ended September 30, 2005
	GAAP	GAAP	GAAP
Net revenue	$36,125	$41,868	$41,233
Cost of revenue	33,433	44,305	39,107

Gross profit (loss)	2,692	(2,437)	2,126
Gross profit %	7%	-6%	5%

Operating expenses:
Research and development	5,678	8,036	7,127
Sales and marketing	3,009	4,512	3,788
General and administrative	4,067	4,046	5,274
Amortization of intangibles	1,385	1,242	1,765
Restructuring	2,942	5,441	40
(Gain) loss on disposal of property and equipment	(775)	(1,476)	7

Total operating expenses	16,306	21,801	18,001

Loss from operations	(13,614)	(24,238)	(15,875)
Other expense, net	167	(113)	(1,048)

Net loss	$(13,447)	$(24,351)	$(16,923)

Basic and diluted net loss per common share	$(0.09)	$(0.17)	$(0.12)

Weighted average shares used in computing basic and diluted net loss per common share	145,215	144,079	145,182

Avanex Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands

(Unaudited)

	December 31, 2005	September 30, 2005
Assets
Current assets:
Cash and cash equivalents	$13,795	$15,104
Restricted cash and investments	6,896	8,165
Short-term investments	27,352	30,891
Accounts receivable, net	20,104	20,871
Inventories	30,378	32,785
Due from related parties	8,054	13,029
Other current assets	19,538	20,860

Total current assets	126,117	141,705
Property and equipment, net	6,746	7,576
Intangibles, net	5,527	6,920
Goodwill	9,408	9,408
Other assets	2,167	4,118

Total assets	$149,965	$169,727

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$34,827	$29,662
Accrued compensation	8,678	8,857
Accrued warranty	4,636	5,243
Due to related parties	1,550	1,910
Other accrued expenses and deferred revenue	11,374	9,039
Current portion of other long-term obligations	1,617	3,249
Current portion of accrued restructuring	16,947	22,548

Total current liabilities	79,629	80,508
Accrued restructuring	13,509	13,268
Long-term convertible note	26,658	30,052
Other long-term obligations	4,162	8,346

Total liabilities	123,958	132,174

Stockholders’ equity:
Common stock	146	145
Additional paid-in capital	669,816	668,385
Accumulated other comprehensive income	5,860	5,391
Accumulated deficit	(649,815)	(636,368)

Total stockholders’ equity	26,007	37,553

Total liabilities and stockholders’ equity	$149,965	$169,727

Avanex Corporation

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP MEASURES

In thousands, except per share data

(Unaudited)

	Three Months Ended December 31,		Three Months Ended September 30, 2005
	2005	2004
Net loss, GAAP	$(13,447)	$(24,351)	$(16,923)
Adjustments to measure non-GAAP:
Amortization of intangibles	1,385	1,242	1,765
Share-based payments	618	157	442
Restructuring, without share-based payments	2,926	5,441	29
Loss on debt refinancing	4,525	—	—
Gain on extinguishment of Nozay capital lease	(5,292)	—	—

Non-GAAP Net Loss	$(9,285)	$(17,511)	$(14,687)

Net loss per common share, non-GAAP	(0.06)	(0.12)	(0.10)

Weighted average shares used in computing basic and diluted net loss per common share	145,215	144,079	145,182